UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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One Chemung Canal Plaza
Elmira, New York 14901

March 30, 2018

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation on Thursday, May 10, 2018 at the Holiday Inn Elmira – Riverview, located at 760 East Water Street, Elmira, New York at 2:00 p.m.

The Annual Meeting will begin with a review of the matters to be voted upon by the shareholders, as described in the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement. In addition to the formal business matters upon which shareholder action is required, we will report to you on the condition of your Company, what we accomplished in 2017, and our plans for the future.

Your vote is important. We want to be sure that your shares are represented and that your vote is properly accounted for and, whether or not you plan to attend the Annual Meeting, we request that you vote your shares. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy card, as further explained in the Proxy Statement. Please see the attached Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for additional information regarding how to vote your shares.

We encourage you to review the following Proxy Statement for a better understanding of the Corporation, its compensation practices and corporate governance structure, as well as a summary of the matters that will be voted on this year. We have attempted to present the information contained in the Proxy Statement in a straightforward and easily understood manner. However, much of the information presented is required by law to be included in a certain format. We appreciate your taking the time to read our Proxy Statement and hope that we have addressed the issues that interest you, our shareholders. Thank you for your support and investment in Chemung Financial Corporation.

Sincerely,

Anders M. Tomson
President & Chief Executive Officer

CHEMUNG FINANCIAL CORPORATION
One Chemung Canal Plaza
Elmira, New York 14901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of the Shareholders of Chemung Financial Corporation (“the Annual Meeting”) will be held at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York, on Thursday, May 10, 2018 at 2:00 p.m., for the following purposes:

1.	Election of Directors [Proposal 1]:
a.    The election of four directors for a term of three years expiring in 2021;
b.    The election of three directors for a term of one year expiring in 2019;

2.	To approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers of the Corporation and Bank (“Say-On-Pay”) [Proposal 2];

3.	To vote on a non-binding, advisory basis, on the frequency of the Say-On-Pay vote [Proposal 3];

4.	Ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018 [Proposal 4]; and
To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof. At the present time, the Board of Directors knows of no other business to come before the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented at the Annual Meeting. Please vote by completing, signing and mailing the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet following the instructions on the Proxy Card. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.
The close of business on March 12, 2018 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.
By Order of the Board of Directors
Kathleen S. McKillip
Secretary
March 30, 2018
Elmira, New York

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 10, 2018: The Corporation's 2017 Annual Report to Shareholders on Form 10-K, an abbreviated report for the twelve-month period, and the form of Proxy for the Annual Meeting accompany this Proxy Statement. The 2018 Proxy Statement and 2017 Annual Report to Shareholders are available at http://www.astproxyportal.com/ast/01079.

CHEMUNG FINANCIAL CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 10, 2018
INFORMATION REGARDING THE ANNUAL MEETING
Time and Place of the Meeting
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Chemung Financial Corporation (“Chemung Financial” or “the Corporation”) to be held on Thursday, May 10, 2018 at 2:00 p.m., at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York.
This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to shareholders on or about March 30, 2018. In the Proxy Statement, the “Bank” refers to Chemung Canal Trust Company, a subsidiary bank of Chemung Financial.
Shareholders Entitled to Vote
The record date for the Annual Meeting is March 12, 2018. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date there were 4,761,224 shares of common stock of the Corporation outstanding and entitled to vote. Each share of common stock of the Corporation is entitled to one vote on each matter that properly comes before the meeting.
Quorum
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. In other words, the holders of 2,380,613 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of the majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
Proxies and Voting Procedures
Shares represented by properly executed proxies will be voted as directed. If a proxy does not specify how it is to be voted, it will be voted as the Board recommends – that is, “FOR” the election of four director nominees for a three-year term and three director nominees for a one-year term as named in the Proxy Statement; “FOR” the approval of the advisory vote on the compensation of the Named Executive Officers (“NEOs”), which we refer to as the “Say-On-Pay” vote; "Every Year" for the frequency of the Say-On-Pay vote; and “FOR” the ratification of Crowe Horwath LLP as our independent registered public accounting firm. A special rule for shares held in the name of a broker is described on page 3. The Board knows of no other business to be brought before the Annual Meeting, but if any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment.
We offer three alternative ways to vote your shares:
To Vote by Internet – If you hold Chemung Financial shares in your own name and not through a broker, bank or other agent, you can vote your shares electronically via the Internet at www.voteproxy.com by following the on-screen instructions. You should have your Proxy Card available when you access the web page. If you vote via the Internet, you do not need to return your Proxy Card.
To Vote by Telephone – If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the instructions. Have your Proxy Card available when you call.
To Vote by Mail – To vote by mail, please sign, date and mail your Proxy Card in the envelope provided as soon as possible.
The deadline for the telephone and Internet voting is 11:59 p.m. Eastern Daylight Time on May 9, 2018.

Changing Your Vote
A shareholder may revoke a proxy vote at any time before it is voted by: (1) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Corporation; (2) submitting a later-dated proxy by mail, telephone or via the Internet; or (3) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. To revoke your proxy, you must complete and submit a ballot at the Annual Meeting or submit a later-dated proxy.
Required Vote
There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the Annual Meeting by holders of common stock of the Corporation present in person, or represented by proxy and entitled to vote on such election, meaning that the nominees for each directorship who receive the most votes will be elected. Only shares voted in favor of a nominee will be counted toward the achievement of a plurality. The advisory vote on the compensation of the NEOs Say-On-Pay and the frequency of the Say-On-Pay vote are non-binding (Proposals 2 and 3) and being provided as required by Rule 14a-21(a) of the Securities Exchange Act (the "Exchange Act"). The next advisory vote on frequency of the Say-On-Pay will occur at the 2023 Annual Meeting of the Shareholders. The Say-On-Pay vote requires the affirmative vote of a majority of the votes cast at the meeting. With respect to the frequency of the Say-on-Pay vote, the time period (every year, two years or three years) receiving the affirmative vote of a majority of the votes cast at the Annual Meeting will be the frequency approved by shareholders; however, if one of the time periods presented does not receive a majority of the votes, the Board has determined to treat the time period that receives the greatest number of votes as the time period selected by the shareholders.
The ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 4) requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not count in the determination of the approval of any of the proposals.
Beneficial Owner: Shares Registered in the Name of Broker or Other Agent
If your shares are registered in the name of your broker, bank or other agent, you should receive a Proxy Card and voting instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. You should complete and mail the Proxy Card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. If you hold shares through a brokerage firm, bank or other agent and wish to vote in person at the Annual Meeting, you must obtain a “legal” proxy from your broker, bank or other agent.
If you choose not to provide instructions to your broker, bank or other agent, or do not obtain a “legal” proxy to vote at the Annual Meeting, your shares are referred to as “uninstructed shares.” Whether your broker, bank or other agent has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers. Brokers may not vote uninstructed shares on your behalf in director elections, the Say-On-Pay vote and the frequency of the Say-On-Pay vote. For your vote to be counted, you must submit your voting instructions to your broker.

Vote Required and Board Recommendations

Proposal	Item	Votes Required for Approval	Board of Directors Recommendation	Effect of Abstentions	Effect of Uninstructed Shares Held by Broker, Bank or Other Agent
Proposal No. 1	Election of Directors	A plurality of votes cast by holders of shares of common stock of the Corporation entitled to vote	“FOR” all Director nominees	Not Voted	Not Voted
Proposal No. 2	Approval, on a non‑binding, advisory basis, of the compensation of the NEOs, as disclosed in this Proxy Statement Say-On-Pay	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR” the non-binding advisory approval of the compensation of the NEOs as disclosed in this Proxy Statement	Not Voted	Not Voted
Proposal No. 3	Voting, on a non-binding, advisory basis, for the option of once every year, once every two years or once every three years as the preferred frequency for voting on Say-On-Pay	A plurality of votes cast by holders of shares of common stock entitled to vote	For the option of "Every Year" on a non-binding, advisory basis, on Say-On-Pay	Not Voted	Not Voted
Proposal No. 4	Ratification of the appointment of Crowe Horwath LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2018	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR” the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018	Not Voted	Discretionary Vote

Solicitation of Proxies

The cost of soliciting proxies will be paid by the Corporation. In addition to solicitations by mail, some of the directors, officers or employees of the Bank may conduct solicitations in person or by telephone or other appropriate means without remuneration. The Corporation may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board is divided into three classes of directors, as equal in number as possible, with, generally, one class to be elected each year for a term of three years. Following this year's one-year term elections, it is the Board's intent to re-balance the classes in 2019. The Board is not aware that any nominee named in this Proxy Statement will be unable or unwilling to serve as a director.

Shareholders will be entitled to elect four directors for a three-year term expiring at the 2021 Annual Meeting of Shareholders and three directors for a one-year term expiring at the 2019 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed Proxy Card, if properly executed and returned, will be voted “FOR” the election of the nominees. Should any nominee become unable to serve as a director, the persons named as proxies will vote for any alternative nominee who may be nominated by the Board.

The biography of each of the nominees and continuing directors listed below contains information regarding the individual’s service as a director, business experience, and other director positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board’s effectiveness as a whole.

Nominees for Election, Term Expires 2021

David J. Dalrymple, age 64, has served as a director since 1993, and is currently Chairman of the respective Boards of the Corporation and the Bank. He is the President of Dalrymple Gravel and Contracting, a company specializing in producing construction materials for highway construction. Mr. Dalrymple is the brother of Robert H. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include over three decades of experience in business ownership, financial planning experience, and strong managerial and organizational skills.

Denise V. Gonick, age 51, has served as a director since March 2018. She has served, since 2012, as President & CEO of MVP Health Care, a family of companies offering a range of health benefit plans and options combined with leading-edge wellness programs that help reduce health risks and control health care costs. Prior to that she was the Chief Legal Officer and Corporate Secretary of MVP Healthcare. Qualifications to serve on the Board include five years as CEO of a health insurer; 17 years corporate legal experience; leadership; transactions; strategic planning; executive management; financial management; compliance; and, government relations.

Kevin B. Tully, age 60, has served as a director since 2016. He is a partner in Teal, Becker and Chiaramonte, CPA’s, PC, a Regional Accounting Firm in Albany, New York. He is a CPA and has worked in the field of public accounting for over thirty years. Qualifications to serve on the board include experience advising small and midsized businesses in all areas of tax and finance accounting.

Thomas R. Tyrrell, age 67, has served as a director since 2014. He has served, since 2014, as Vice President of Rose & Kiernan, Inc., a general insurance agency in the North East. He was formerly Albany Area Chairman of Arthur J. Gallagher & Co., a company specializing in providing contract surety and property and casualty insurance and risk management products and services to the construction industry with particular emphasis on the heavy highway, bridge and general building construction disciplines. Qualifications to serve on the Board include business management skills, sales experience, business ownership experience and service on several boards in the Albany area in the non-profit arena.

Nominees for Election, Term Expires 2019

Larry H. Becker, age 78, has served as a director since 2011. He has been, since 1983, COO of Windsor Development Group, Inc., a regional full service real estate development company that specializes in the development, acquisition and management of supermarket-anchored properties. Prior to founding Windsor Development, Mr. Becker was a founding member of Teal, Becker & Chiaramonte CPAs, an accounting firm in the New York State Capital Region. Qualifications to serve on the Board include 40 years of experience owning and managing various business entities in the Capital Region of New York State, experience in corporate finance and accounting, and his experience serving on the Board of Directors of Capital Bank & Trust Company.

David M. Buicko, age 64, has served as a director since March 2018. He is currently President & CEO of Galesi Group, a diverse real estate company with a commitment to investing in the Capital Region, its infrastructure, and its people. Qualifications to serve on the Board include strategic planning; corporate finance and accounting; mergers and acquisitions; community development; and, real estate development and financing for over 35 years.

Nominees for Election, Term Expires 2019 (continued)

Jeffrey B. Streeter, age 50, has served as a director since March 2018. He has been, since 2002, President of Streeter Associates, a general construction firm based in in Elmira, New York. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic and financial planning, people management, and organizational skills.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES

Continuing Directors, Term Expires in 2020

Bruce W. Boyea, age 66, has served as a director since 2011. He has served as Chairman, President and CEO of Security Mutual Life Insurance Company of New York, a life insurance company, since 1999. He is also Chairman of Security Administrators, Inc., a subsidiary of Security Mutual that provides pension administration services to small and medium-sized companies. Qualifications to serve on the Board include strategic planning skills, financial management experience, business management, sales and marketing expertise, corporate oversight and leadership skills, and over 30 years’ experience in the insurance industry.

Stephen M. Lounsberry III, age 64, has served as a director since 1995. He is President of Applied Technology Manufacturing, a manufacturer of machined industrial and railroad component parts, a position he has held since 1981. Qualifications to serve on the Board include experience in management, marketing, sales, operations, and strategic planning. He was also a commercial bank internal auditor and vice president of a community bank, through which he gained experience and knowledge of all aspects of banking.

Anders M. Tomson - age 51, has served as a director since December 2016. He has served as President & Chief Executive Officer ("CEO") of the Corporation and the Bank since December 2016. Prior to that, he was President & Chief Operating Officer ("COO") of the Bank from 2015-2016 and was responsible for Retail Client Services during that time. He has also held the position of President, Capital Bank, a Division of Chemung Canal Trust Company, since 2011. Qualifications to serve on the Board include over ten years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

G. Thomas Tranter Jr., age 63, has served as a director since 2014. He has served as President of Corning Enterprises and Director of Government Affairs for Corning Incorporated, a diversified manufacturing company since 2004. From 2000 to May 2004 he served as Director of Government Affairs for Corning Incorporated. He formerly served 26 years in public administration and management, including being elected Chemung County Executive for three four-year terms. Qualifications to serve on the Board include leadership, business development and managerial skills together with extensive experience in government relations and community development.

Continuing Directors, Term Expires in 2019

Ronald M. Bentley, age 65, has served as a director since March 2007. He served as the CEO of the Corporation and the Bank until December 2016 and previously as both the President and CEO of the Corporation and the Bank from April 2007 to July 2015. Prior to that, he was President and COO of the Bank from July 2006 to April 2007. Qualifications to serve on the Board include 35 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

Robert H. Dalrymple, age 67, has served as a director since 1995. Since 1994, he has been Secretary and Vice President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies. Mr. Dalrymple is the brother of David J. Dalrymple, also a director of the Corporation. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Clover M. Drinkwater, age 71, has served as a director since January 2005. She has been a Partner in the law firm of Sayles & Evans since 1986. Qualifications to serve on the Board include strong leadership skills, expertise in tax and legal matters and 30 years of legal experience in trust and estate administration.

Richard W. Swan, age 69, has served as a director since 1984. He was formerly Chairman of the Board of Swan & Sons-Morss Co., Inc., an insurance brokerage agency, since 2007. Qualifications to serve on the Board include business management skills, sales experience and all aspects of business ownership.

Director whose Term Expires as of the 2018 Annual Meeting

John F. Potter, Age 72, has served as a director since 1991. He has been President of Seneca Beverage Corporation, a wholesale distributor of beer and water products, since 1968. Qualifications to serve on the Board include experience in all aspects of business ownership, business planning, entrepreneurial experience, management experience, sales and marketing, and customer relations skills. Mr. Potter will retire on May 10, 2018 after attaining the maximum age to serve as a director.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Named Executive Officers

The following table provides information regarding the ownership of the outstanding common stock of the Corporation as of March 12, 2018, the record date for the Annual Meeting. Information is included for: 1) owners of more than 5% of common stock of the Corporation (other than directors or officers); 2) directors, nominees for director and NEOs; and, 3) executive officers and directors as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed.

Name of Beneficial Owner	Number of Shares Beneficially Owned	(1)	Percentage of Shares Beneficially Owned
More than 5% Owner:
Chemung Canal Trust Company, Elmira, NY 14901	440,943	(2)	9.26%

Other Beneficial Owner:
Chemung Canal Trust Company Profit-Sharing, Savings and Investment Plan	152,100	(3)	3.19%

Directors, Nominees and Named Executive Officers:
Larry Becker	37,707	(4)	*
Ronald M. Bentley	41,660		*
Bruce W. Boyea	4,509	(7)	*
David M. Buicko	500		*
David J. Dalrymple	373,301	(5)	7.84%
Robert H. Dalrymple	268,824	(6)	5.65%
Clover M. Drinkwater	12,155		*
Denise V. Gonick	0		*
Stephen M. Lounsberry III	17,271	(7)	*
John F. Potter	57,337	(7)(8)	1.20%
Jeffrey B. Streeter	0		*
Richard W. Swan	70,861	(9)	1.49%
Anders M. Tomson	24,205	(10) (13)	*
G. Thomas Tranter Jr.	20,216		*
Kevin B. Tully	1,547	(11)	*
Thomas R. Tyrrell	4,651		*
Louis C. DiFabio	20,946	(10) (13)	*
Karl F. Krebs	5,544	(10) (13)	*
Karen R. Makowski	11,879	(10) (13)	*
Thomas W. Wirth	9,183	(10) (13)	*
Directors and executive officers as a group (20 persons)	982,297	(12)	20.63%
*Less than 1% based upon 4,761,224 outstanding as of March 12, 2018
(1)
Under Rule 13d-3 of the Exchange Act, a person is considered a beneficial owner of a security if he/she has or shares voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. "Voting Power" is the power to vote or direct the voting of shares. "Investment Power" is the power to dispose or direct the disposition of shares.

(2)
Held by the Bank in various fiduciary capacities, either alone or with others. Includes 440,943 shares held with shared voting power. There are 245,956 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and the Bank actually receives voting instructions.

(3)
The Plan participants instruct the Bank, as trustee, how to vote these shares. If a participant fails to instruct the voting of the shares, the Bank votes these shares in the same proportion as it votes all of the shares for which it receives voting instructions. Plan participants have dispositive power over these shares subject to certain restrictions.

(4)	Includes 14,074 shares held directly and 50% of the 47,265 shares held by Windsor Glens Falls Partnership LLC of which Mr. Becker is a general partner.
(5)
Includes 14,611 shares held directly; 19,448 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; and, 339,242 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and his spouse are general partners.

(6)
Includes 242,541 shares held directly and 50% of the 24,758 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and 50% principal shareholder. Includes 13,904 shares held by Mr. Dalrymple’s spouse, as to which he disclaims beneficial ownership.

(7)
Excludes shares that Messrs. Boyea 2,701, Lounsberry 14,333 and Potter 33,786 have credited to their accounts in memorandum unit form under the Corporation’s Directors’ Deferred Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Corporation’s common stock pursuant to the terms of the Plan and the election of the Plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

(8)	Includes 47,687 shares held directly and 9,650 shares held by Mr. Potter’s spouse, as to which Mr. Potter disclaims beneficial ownership.
(9)
Includes 35,056 shares held directly and 27,015 shares held in four trusts over which Mr. Swan has voting and dispositive power. Includes 4,316 shares held in trust for the benefit of Mr. Swan, as income beneficiary, and 4,474 shares held by Mr. Swan’s spouse, as to which Mr. Swan disclaims beneficial ownership.

(10)
Includes all shares of common stock of the Corporation held for the benefit of each executive officer by the Bank as trustee of the Bank’s Profit Sharing, Savings and Investment Plan. Messrs. DiFabio, Krebs, Tomson, Wirth and Mrs. Makowski own 13,394; 1,047; 7,336; 6858 and 6,388 shares, respectively.

(11)	Includes 1,047 shares held directly by Mr. Tully and 500 shares held jointly with his spouse.
(12)	Includes 28,027 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.
(13)
Includes all unvested shares of the Corporation's common stock held in a restricted stock account at American Stock Transfer & Trust Company LLC on behalf of each executive officer. Messrs. DiFabio, Krebs, Tomson, Wirth and Mrs. Makowski own 3,078; 3,596; 613; 1,866 and 3,179, respectively.

INFORMATION REGARDING THE BOARD

Board Organization and Operation

Chemung Financial is managed under the direction of its Board. All members of the Board also serve on the Board of the Bank. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Corporation’s business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. The Board currently consists of sixteen members. The Corporation separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management. The CEO is familiar with the Corporation’s business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy. The Chairman of the Board presides at all executive sessions of the Board, facilitating teamwork and communication between management and the Board, while providing guidance to the CEO. Mr. David J. Dalrymple served as Chairman of the Board in 2017.

The Corporation’s Governance Guidelines require that the Board consist of a majority of independent directors.  Based upon a review of the responses of the directors to questions regarding affiliations, compensation history, employment, and relationships with family members and others, the Board determined that all directors except for Messrs. Bentley and Tomson meet the independence requirements of applicable laws and rules and NASDAQ listing requirements as determined by the Nominating and Governance Committee. The following relationships were reviewed for independence:  1)  Mr. Boyea is Chairman, President & CEO of Security Mutual Life Insurance Company (“Security Mutual”) from which the Bank leased its branch located at 127 Court Street, Binghamton, New York under a lease agreement through June 2030. In July 2017, Security Mutual sold its interest in the property to an unrelated third party from which the Bank continues to lease the property.  Annual rent paid to Security Mutual in 2017 totaled $79,000. The Board also considered loans participations sold to Security Mutual.  CFS offers insurance products to its customers through Security Mutual. CFS earned income of less than $1,000 related to these insurance products during the year ended December 31, 2017. The Bank purchased insurance products from Security Mutual in the amount of $34,000 during the year ended December 31, 2017. 2)  Ms. Drinkwater is a partner in the law firm of Sayles and Evans and the Bank utilized legal services from the firm totaling $17,000 during 2017. 3) Mr. Buicko is a member of Westcott Road Development, LLC from which the Bank leases its branch located at Two Rush Street, Schenectady, New York, under a lease agreement through February 2033 with monthly rent expense totaling $6,200 beginning in January 2017. A copy of the Corporate Governance Guidelines can be viewed on the Bank's website at:

•	http://www.snl.com/IRW/govdocs/100690

During 2017, the Board of the Corporation held twelve meetings. The Board of the Bank also held twelve meetings in 2017. Each director attended at least 75% of the total Board meetings and meetings of the Board committees on which he or she served.

Board Committees

The committees of the Corporation’s Board are the Executive, Audit, Enterprise Risk, Compensation and Personnel, and Nominating and Governance Committee.

Executive Committee: This committee serves in a dual capacity as the Executive Committee for the Corporation and the Bank. The Executive Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Corporation’s Bylaws. In 2017, members of the Executive Committee included Messrs. D. Dalrymple (Chair), Bentley, R. Dalrymple, Swan, Tomson and Ms. Drinkwater. There was one meeting of the Executive Committee in 2017.

Audit Committee: The responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Corporation’s independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Corporation. All Audit Committee members are independent as defined by applicable laws and regulations. In 2017, members of the Audit Committee included Messrs. Tully (Chair), Becker, D. Dalrymple, Potter, Tranter and Tyrrell. Mr. Tully served as the Audit Committee’s “financial expert.” The Audit Committee determined that Mr. Tully met all required qualifications within the meaning of pertinent regulations. There were five meetings of the Audit Committee in 2017. See the Audit Committee Report on page 28. A copy of the Audit Committee Charter can be viewed on the Bank’s website at:

•	http://www.snl.com/IRW/govdocs/100690

Enterprise Risk Committee: The responsibilities of the Enterprise Risk Committee include oversight of policies, procedures and practices relating to the assessment and management of the Corporation's enterprise-wide risks. The committee monitors the Corporation's compliance with legal and regulatory requirements and key risk areas to assess the effectiveness of risk management policies and procedures and recommends updates to the Governance Risk Compliance Framework and Risk Appetite Statement. The Corporation continually encounters technological change and the failure to understand and adapt to these changes could adversely affect its business. The Enterprise Risk Committee receives quarterly reports on Cybersecurity from our Chief Information Security Officer. In 2017, members of the Enterprise Risk Committee included Messrs. D. Dalrymple (Chair), Bentley, Potter, Swan, Tranter, Tully and Ms. Drinkwater. There were six meetings of the Enterprise Risk Committee in 2017. A copy of the Enterprise Risk Committee Charter can be viewed on the Bank's website at:

•	http://www.snl.com/IRW/govdocs/100690

Compensation and Personnel Committee: The primary responsibilities of the Compensation and Personnel Committee (the “Compensation Committee”) are to exercise authority, in its sole discretion, to retain and terminate, or obtain the advice of, any adviser to be used to assist it in the performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management as specified in NASDAQ Listing Rule 5605(d)(3), or any successor provision thereto; discharge the Board’s duties relating to the compensation of the executive officers, including reviewing and determining the compensation of the CEO and the other named executive officers; review the Corporation’s compensation policies and programs affecting other employees; review management’s proposals for the election and promotion of officers; monitor compensation trends; and, select a peer group of companies against which to compare the Corporation’s compensation for the CEO, executive officers and chief auditor. The Compensation Committee's oversight of our incentive compensation plans includes setting corporate measures and goals consistent with principles of safety and soundness, approving awards and administering long-term equity awards. The Compensation Committee met four times in 2017. The members of the Compensation Committee meet the independence requirements of applicable laws and rules as determined by the Board. In 2017, members of the Compensation Committee included Messrs. Lounsberry (Chair), D. Dalrymple, R. Dalrymple, Swan and Tranter. A copy of the Compensation and Personnel Committee Charter can be viewed on the Bank’s website at:

•	http://www.snl.com/IRW/govdocs/100690

Nominating and Governance Committee: The Nominating and Governance Committee consists of Ms. Drinkwater (Chair) and Messrs. D. Dalrymple, R. Dalrymple, Lounsberry, Potter and Tyrrell. The Nominating and Governance Committee met four times in 2017. The members of the Nominating and Governance Committee meet the independence requirements of applicable laws and rules as determined by the Board. In general, the Nominating and Governance Committee oversees the Corporation’s corporate governance matters on behalf of the Board and is responsible for the identification and recommendation of individuals qualified to become members of the Board. The Nominating and Governance Committee’s functions include: (i) identifying, evaluating and recommending qualified director nominees; (ii) considering shareholder nominees for election to the Board; (iii) reviewing the Nominating and Governance Committee structure and making recommendations to the Board for committee membership; (iv) recommending corporate governance guidelines to the Board; and (v) overseeing a self-evaluation process for the Board and its committees.

The Nominating and Governance Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. Among other factors, the Committee looks for director nominees who know the communities and industries that the Corporation serves. The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees:

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The Committee reviews the qualifications of each candidate who has been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.

•	The Committee evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of shareholders.

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The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board. In evaluating the suitability of the candidates, the Committee considers many factors including character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee determines are pertinent. Diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

•	After such review and consideration, the Nominating and Governance Committee recommends that the Board select the slate of director nominees.

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Shareholder recommendations for nominees to the Board must be directed in writing not later than 120 days prior to the date on which the Corporation's proxy statement was mailed to shareholders in connection with the previous year's annual meeting, or if such nomination is to be made at a meeting of shareholders other than an annual meeting, a reasonable time before the mailing of the Corporation's proxy material to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include: (i) the name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Corporation’s common stock that are owned by the nominee as of a record date; (vii) detailed information about any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Corporation within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange Act.

Chemung Financial’s Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Corporation’s principal executive offices not less than 120 calendar days prior to the date Proxy Statements were mailed to shareholders in connection with the previous year’s annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s Proxy Statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made. A copy of the Nominating and Governance Committee Charter can be viewed on the Bank’s website at:

•	http://www.snl.com/IRW/govdocs/100690

Compensation of Directors

The Compensation Committee periodically reviews the compensation of the Board and makes recommendations to the full Board with respect to the type and amounts of compensation payable to the directors for service on the Boards of Chemung Financial and the Bank and the respective Board committees.

Each non-employee director of the Corporation receives an annual retainer of $5,500. Each non-employee director receives a fee of $500 for each meeting of the Board and its committees attended and the chair of each committee receives $600 for each committee meeting attended. The Chairman of the Board receives an additional annual retainer of $7,750. One fee is paid for attendance at meetings that serve both the Corporation and the Bank. Mr. Tomson received no cash compensation for his service as a director in 2017.

The Directors’ Deferred Fee Plan allows non-employee directors of each of Chemung Financial and the Bank to elect to defer receipt of fees payable to the director for service as a member of the Board of Directors of each Chemung Financial and the Bank. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates, as would an actual share of common stock of the Corporation. A director’s unit value account is credited with declared dividends pursuant to a formula described in the Plan. The units are paid to the director in the form of common stock of the Corporation. The common stock of the Corporation payable under the Directors’ Deferred Fee Plan is paid to the director, either at a specified age or time elected by the director, at the termination of the director’s service with Chemung Financial and/or the Bank, or upon the occurrence of a change in control as defined in the Directors’ Deferred Fee Plan. The number of shares of common stock of the Corporation payable to a director with a unit value account under the Plan represents at all times a general unfunded obligation of the Bank, and each director participating in the Directors’ Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value account.

Pursuant to the provisions of the Chemung Financial Corporation Directors’ Compensation Plan, additional compensation is paid to each non-employee director in shares of the Corporation’s common stock in an amount equal to the total amount of cash fees earned by each director during the year, determined as the average of the closing prices of a share of the Corporation's common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on December 31, 2017, and paid in January of the following year. For his service as a director on the respective Boards of the Corporation and the Bank, Mr. Tomson is paid a director’s fee in shares of common stock of the Corporation in an amount equal in value to the average cash compensation awarded to non-officer directors who served as directors for twelve (12) months in the previous year.

In connection with Mr. Bentley’s continued services as a part-time employee of the Bank as an advisor in 2017, Mr. Bentley received a salary of $50,000, a company-owned vehicle and reimbursement for other business expenses. Mr. Bentley was not eligible to participate in any benefit plans of the Bank, except for certain health plans. For 2018 and beyond, Mr. Bentley has agreed to serve as a consultant to the Bank and Corporation pursuant to a Post-Employment Consulting Agreement. Mr. Bentley will receive an annual consulting fee of $50,000, and reimbursed for other reasonable business expenses. With the exception of benefit plans available to our non-employee directors, Mr. Bentley will not be eligible to participate in any employee benefit plans of the Bank or Corporation.

In 2017, no director or director nominee received any compensation or payment from a third party in connection with his or her candidacy or board service.

Non-Officer Director Compensation Table

Directors	Fees Earned or Paid in Cash	Number of Shares Awarded (1)	Market Value of Shares (2)	All Other Compensation(4)	Total
Larry Becker	$20,300	406	$19,529	$0	$39,829
Ronald M. Bentley	$23,000	460	$22,126	$50,000	$95,126
Bruce W. Boyea	$17,000	340	$16,354	$0	$33,354
David M. Buicko(3)	$0	0	$0	$0	$0
David J. Dalrymple	$39,850	796	$38,288	$0	$78,138
Robert H. Dalrymple	$20,000	400	$19,240	$0	$39,240
Clover M. Drinkwater	$20,900	418	$20,106	$0	$41,006
Denise V. Gonick(3)	$0	0	$0	$0	$0
Stephen M. Lounsberry III	$25,100	501	$24,098	$0	$49,198
John F. Potter	$22,200	444	$21,356	$0	$43,556
Jeffrey B. Streeter(3)	$0	0	$0	$0	$0
Richard W. Swan	$21,300	426	$20,491	$0	$41,791
G. Thomas Tranter Jr.	$21,500	430	$20,683	$0	$42,183
Kevin B. Tully	$24,600	492	$23,665	$0	$48,265
Thomas R. Tyrrell	$22,000	440	$21,164	$0	$43,164
(1) The total number of shares awarded are determined by dividing the total amount of the annual retainer and fees by the grant price of the shares. Any fractional shares are rounded up to the next whole share.

(2)  These amounts are based on the grant date fair market value of the shares as reported in Note 13 of the Corporation's audited financial statements contained in the Corporation's Form 10-K for the year ended December 2017. . Pursuant to this formula, the rounded, per share market value, at December 31, 2017 was $48.10.

(3) Messrs. Buicko and Streeter and Ms. Gonick joined the Board in March 2018 and were not yet eligible for participation in the Plan.
(4) Represents $50,000 in salary in connection with Mr. Bentley's continued employment with the Bank.

Communicating with the Board

Shareholders may communicate in writing with the Board or with individual directors by contacting the Corporation’s Corporate Secretary at Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901. The Corporate Secretary will relay the question or message to the specific director identified by the shareholder or, if no specific director is requested, to the CEO.

Directors Attendance at Annual Meetings

The Corporation does not have a formal policy regarding attendance by a member of the Board at the Corporation’s annual meeting. The Corporation will continue to encourage such attendance. In 2017, nine directors attended the Annual Meeting of Shareholders.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for establishing the level of risk that the Corporation will take. The Board approves the Corporation's overall business strategies and significant policies, including those related to managing risk. The Board of Directors has approved significant policies to establish risk tolerances for the institution's activities and periodically reviews risk exposure limits to align with changes in the institution's strategies, address new activities and products, and react to changes in the industry and market conditions. The Board has charged the Enterprise Risk Committee with the oversight of risk management. The Chief Risk Officer (the “CRO”) reports to the CEO and the Enterprise Risk Committee. The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization. The CRO ensures that risk triggers are appropriate for the nature and complexity of the Bank’s and Corporation's business activities and are consistent with the risk parameters established by the Board. The CRO makes regular reports to the Board and Enterprise Risk Committee regarding the status of risk management.

As it relates to the risks inherent in the Corporation’s incentive compensation plans, Internal Audit prepares and presents an annual report to the Enterprise Risk Committee verifying the plans do not encourage excessive risk-taking. This risk assessment includes an evaluation of: (1) the design of our incentive plans to ensure they satisfy bank regulatory requirements and do not encourage excess or imprudent risk taking; (2) the Board of Director’s oversight of our incentive compensation program to ensure that there is effective governance over the program; and (3) the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals. At the present time, the Enterprise Risk Committee and the Board do not believe these plans create risks that are reasonably likely to have a material adverse effect on the Corporation due to the existence of internal controls and the fact that the incentive payments comprise of a moderate portion of employees’ total compensation. See the “Compensation Discussion and Analysis” section on page 15 for more information about the Corporation’s incentive compensation plans.
PROPOSAL 2:
APPROVAL ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to the Exchange Act, which requires the Corporation to provide our shareholders an opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs Say-On-Pay, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). As described in greater detail under the heading “Compensation Discussion and Analysis”, the Corporation seeks to align the interests of our NEOs with the interests of the shareholders.

This vote is advisory, which means that the vote on executive compensation is not binding on the Corporation, our Board or the Compensation Committee of the Board. The vote on the resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Corporation’s NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the 2017 Annual Meeting, shareholders voted to approve the compensation program of the Corporation’s NEOs for the fiscal year ended December 31, 2016, including 2016 bonuses that were paid in 2017. The Corporation asks that shareholders again vote to approve the Corporation’s compensation program for its NEOs as described in this Proxy Statement.

The compensation of the Corporation’s NEOs is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosures contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and procedures provide a strong link between each NEOs’ compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interest of our shareholders.

The Corporation asks shareholders to indicate their support of our NEOs’ compensation as described in this Proxy Statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

“RESOLVED, that the Corporation's shareholders approve, on a non-binding advisory basis, the compensation of the Corporation’s NEOs, as disclosed in the Corporation’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and narrative discussion, and other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE, ON A NON-BINDING, ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 3:
Non-Binding, Advisory Vote Regarding the Frequency of Say-On-Pay
The Dodd-Frank Act also requires that the Corporation provide shareholders with the opportunity to vote, on a non-binding, advisory basis, on their preference as to how frequently to vote on future advisory votes on the compensation of our NEOs, as disclosed in accordance with the compensation disclosure rules of the SEC. In particular, you may vote whether the advisory vote should occur every three years, every two years or every year. Shareholders may also abstain from casting a vote on this proposal.

The Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Corporation and, therefore, the Board recommends that you vote for an annual advisory vote on executive compensation. In determining to recommend that shareholders vote annually on executive compensation, the Board considered how an advisory vote at this frequency will provide our shareholders with direct input on the Corporation’s executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

This vote is advisory, which means that the vote on executive compensation is not binding on the Corporation, our Board or the Compensation Committee of the Board. The Corporation recognizes that the shareholders may have different views as to the best approach for the Corporation and, therefore, the Corporation looks forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. The Board and the Compensation Committee will take into account the outcome of the vote on frequency of the advisory vote on executive compensation; however, when considering the frequency of future advisory votes on executive compensation, the Board may decide that it is in the best interests of our shareholders and the Corporation to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of every year, two years, three years, or abstaining, when voting in response to the resolution that will be presented at the Annual Meeting in substantially the following form:

“RESOLVED, that shareholders determine, on a non-binding, advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Corporation’s NEOs as set forth in the Corporation’s Proxy Statement should be every year, every two years or every three years.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY YEAR” AS THE PREFERRED FREQUENCY FOR THE NON-BINDING, ADVISORY VOTE ON SAY-ON-PAY

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee, currently consisting of Messrs. Lounsberry (Chair), D. Dalrymple, R. Dalrymple, Swan and Tranter, met four times in 2017. The members of the Committee meet the independence requirements of applicable laws and rules as determined by the Board.

Compensation Philosophy and Objectives

As discussed previously, the Compensation Committee reviews and administers the Corporation’s compensation policies and practices for the NEOs. The NEOs named in the Summary Compensation Table are: Anders M. Tomson, CEO and Karl F. Krebs, Executive Vice President, Chief Financial Officer and Treasurer. The other NEOs are: Bank executive officers Louis C. DiFabio, Karen R. Makowski and Thomas W. Wirth. Any references to NEOs in this Proxy Statement are to the individuals listed in the preceding sentence.

The Corporation’s compensation philosophy is designed to attract, motivate and retain highly qualified financial services’ professionals capable of maximizing business performance for the benefit of shareholders. The Compensation Committee believes in a simple, straightforward approach to executive compensation and, therefore, has limited the number and types of plans used to compensate NEOs, as discussed on page 16 in the Elements of Compensation section.

The Bank’s compensation plans are designed to reward NEOs for satisfying both Bank and individual performance goals. In 2017, compensation components of NEO compensation consisted of: 1) base salary; 2) short and long term performance-based incentives; and, 3) retirement and other benefits. The Compensation Committee reviews quantitative and qualitative/subjective measures before applying its judgment to determine appropriate compensation for its NEOs. As a result, incentive plan pay is not tied directly to any specific set of metrics. As such, the Compensation Committee has not established rigid formulas for the allocation between cash and non-cash components, the allocation of short-term and long-term equity incentive compensation, or the percentage by which other NEOs’ compensation opportunity should be in relation to the CEO’s compensation. In 2017, the relationship between the NEOs’ total compensation (base salary plus cash and stock-based incentive compensation) and the Corporation’s financial results demonstrates the alignment the Corporation has established between pay and business performance.

Setting Executive Compensation

The Compensation Committee is responsible for the design, implementation and administration of our compensation program for our NEOs. The Compensation Committee engaged McLagan to conduct an Executive Compensation Review in 2015. After receiving the Report of Findings from McLagan, the Corporation’s peer group for compensation of the executive officers and the peer group for financial benchmarking are now one in the same as reflected below.

The Compensation Committee analyzes and uses compensation data provided by a peer group comprised of holding companies in the Northeast, New York and Pennsylvania with assets between $1.1 - $4.3 billion (plus Tompkins Financial Corporation due to location). The following is the peer group used in 2017: ACNB Corp., AmeriServ Financial Inc., Arrow Financial Corp., Bar Harbor Bankshares, Bridge Bancorp Inc., Bryn Mawr Bank Corp., Camden National Corp., Citizens & Northern Corp., Civista Bancshares Inc., CNB Financial Corp., Codorus Valley Bancorp Inc., Enterprise Bancorp Inc., Farmers National Banc Corp., Financial Institutions Inc., First Bancorp Inc., First of Long Island Corp., Franklin Financial Services, Orrstown Financial Services, Peoples Bancorp Inc., Tompkins Financial Corp., Univest Corporation of Pennsylvania, and Washington Trust Bancorp. The Compensation Committee evaluates the peer groups annually for suitability and may modify peer groups from time-to-time based on mergers and acquisitions within the industry or other relevant factors. The Corporation does not target any specific element of compensation to compare to amounts paid by the peer group with respect to that element. Rather, the Corporation uses the peer bank data to inform it of the pay levels and practices of the Corporation's peers as they most closely represent the labor market in which the Bank competes for key talent. Informed by this data, the Compensation Committee’s goal is to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions. In 2017, the total annual compensation for each NEO, except the CRO, was below the average total annual compensation of the peer group.

Role of Management

Although the Compensation Committee is ultimately responsible for designing our Executive Compensation Program, input from our CEO is critical in ensuring that the Compensation Committee has the appropriate information needed to make informed decisions. The CEO participates in compensation-related actions associated with the other NEOs purely in an informational and advisory capacity and he presents the other NEOs’ performance summaries and recommendations relating to their compensation to the Compensation

Committee for its review and approval. The CEO neither recommends nor participates in Compensation Committee deliberations regarding his own compensation.

Say on Pay

Following our Annual Meeting of Stockholders on May 11, 2017, we reviewed the results of the stockholder advisory vote on executive compensation with respect to 2016 compensation actions and decisions for our NEOs. Approximately 85 percent of the votes cast on the proposal were voted in support of the compensation outlined in last year's Proxy Statement. After a comprehensive market review and in light of strong stockholder support, we concluded that no substantial changes to our Executive Compensation Program were required.

Elements of Compensation

In 2017, the Bank's mix of base salary and incentive compensation places the average variable pay received by NEO, other than the CEO, at approximately 55% of the NEO's base salary. The CEO's incentive pay, comprised of cash and unrestricted stock, represented approximately 56% of his base pay. Awards under the incentive plans are based on the Compensation Committee’s independent business judgment after evaluating the performance of each executive officer against pre-established Bank and individual goals. The Compensation Committee regularly reviews these elements of compensation in order to ensure that, as a whole, they conform to the Bank’s philosophy and objectives.

Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Compensation Committee’s perceived value of the position, both in the context of the market data of our peer group for similar positions, as well as the individual fulfilling the duties of the position. The CEO reviews the base salaries of the other NEOs with the Compensation Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process, which includes professional and leadership performance as well as the attainment of goals set forth in the Corporation’s annual business plan.

The actual base salaries for 2017 are reported in the Summary Compensation Table on page 21. Similarly in December 2017, the Compensation Committee reviewed the NEOs’ base salaries utilizing the same methodology (relevant market data and individual performance) and increased the base salaries as follows: Mr. DiFabio $13,519 or 7.5%; Mr. Krebs $6,556 or 3%; Mrs. Makowski $6,027 or 3% and Mr. Wirth $5,253 or 3%. Based on a similar assessment of the NEO's performance in 2016, the Compensation Committee increased each NEO's base salary as follows in 2017: Mr. DiFabio $5,250; Mr. Krebs $6,365; Mrs. Makowski $5,852 and Mr. Wirth $5,100. The total base salary earned by the NEOs in 2017 is reported in the Summary Compensation Table on page 21.

The Compensation Committee conducts an annual performance review of the CEO. The CEO’s performance objectives are defined consistent with, and in support of, the Corporation’s annual business plan. Performance is also measured against progress towards the attainment of the Corporation’s long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against a peer group and progress in achieving long-term strategic objectives. For purposes of comparing the relevant financial metrics, the same peer group is used to assess total compensation. See the peer group shown on page 15.

In December 2017, the Compensation Committee determined that Mr. Tomson achieved his 2017 goals and he received a base salary increase of $42,000 for 2018 in order to align his salary more closely with the market with respect to chief executive officers of financial institutions in our peer group. Due to a position and responsibility change that occurred on June 31, 2016, the Compensation Committee increased Mr. Tomson's base salary by $48,077 for 2017. The total base salary earned by Mr. Tomson in 2017 is reported in the Summary Compensation Table on page 21. In 2017, the total annual compensation for Mr. Tomson was below the average total annual compensation payable to chief executive officers of financial institutions in our peer group.
Additionally, in the context of structuring of our incentive compensation plans, the Compensation Committee assesses the individual contributions made by the NEOs, which includes assessing their accountability for specific financial, organization, operational and risk management objectives that are otherwise measurable performance objectives, the attainment of which contribute significantly to the growth and profitability of the Bank's business operations. As a result, we believe our incentive compensation plans incentivize our NEOs to effectively plan, organize, supervise, monitor and evaluate the key functional areas and departments for which they are responsible, and through which our most important corporate objectives are achieved.
Short and Long-Term Performance-Based Incentive Compensation: The Corporation has created incentive compensation plans to motivate and reward senior officers (including the NEOs) for achieving predefined goals. The Compensation Committee and the Board do not subscribe to formula-driven incentive plans, but believe in maintaining discretion over the payment of incentive compensation. This discretion permits the Compensation Committee to make compensation decisions in the best interests of the Corporation and shareholders when events beyond the control of management positively or negatively influence financial results. In certain circumstances, the Compensation Committee may reduce or increase incentive payments, but in no event may the payments be greater than the levels described below. Each senior officer’s incentive award opportunity is not limited to a specified percentage of the incentive pool.

The Compensation Committee and the Board do not believe these incentive plans are reasonably likely to have a material adverse effect on the Corporation. These plans are believed to be of low risk as they provide for payments that comprise a moderate percentage of total compensation and, therefore, do not encourage excessive risk taking. Furthermore, the Corporation has decided to limit equity incentive awards to restricted stock grants, thereby reducing any motivation to take unnecessary or excessive risk to increase the Corporation’s stock price, as may be the case with stock options. Additionally, restricted stock awards are not tied to formulas that could focus NEOs on only short-term results. Finally, we believe these programs generally conform to sound incentive compensation policies as prescribed by the federal banking regulators.

The Compensation Committee employs cash and restricted stock awards to recognize significant efforts or individual contributions of senior officers, including the NEOs. In determining these awards, many factors are considered including, but not limited to, the Bank’s net earnings vs. original plan, the financial results delivered by the senior officer’s division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Bank’s success. The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Compensation Committee. There is no expectation that these awards will be paid each year. The Compensation Committee approved a cash bonus pool representing 30% of the aggregate base salaries of NEOs and 20% of the aggregate base salaries of senior officers. In November 2017, the Compensation Committee revised the restricted stock pool to represent 30% of the aggregate base salaries of NEO's and 20% of the aggregate base salaries of senior officers to get the Bank in line with peers and aid in recruitment and retention efforts. In 2017, the cash awards totaled $370,500 and the value of the restricted stock awards totaled $507,500, for a total of $878,000 representing approximately 34% of the aggregate base salaries of plan participants. As previously stated, these two components of incentive compensation for NEOs (other than the CEO) represent approximately 55% of the NEO’s base salary. The Compensation Committee approved both a cash and stock bonus representing 56% of the CEO's base salary. In 2017, the CEO's cash award totaled $100,721 and the value of the unrestricted stock award totaled $108,735 (which includes $22,222 for the Directors' Stock Compensation Plan which Mr. Tomson is a participant), for a total of $209,456.

The following paragraphs provide a further description of these plans.

Omnibus Plan: In 2014, the Board approved an Omnibus Plan to aggregate into one document all current compensation plans, programs and arrangements that provide restricted stock, unrestricted stock, and cash awards to eligible employees and to members of the Board of Directors of the Corporation and the Bank and its affiliates. The Omnibus Plan incorporates all of the provisions of the Corporation's Restricted Stock Plan, Incentive Compensation Plan, Directors' Compensation Plan and the Corporation's and the Bank's Directors' Deferred Fee Plan. The Component Plans are generally intended to enhance the Corporation and Bank's ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons and to expend maximum efforts to improve the business results and earnings of the Corporation and the Bank by providing to such persons and opportunity to acquire or increase a direct proprietary interest in its operations and future success.

Chemung Financial Corporation Amended and Restated Restricted Stock Plan (the “Restricted Stock Plan”): In 2010, the Board approved a Restricted Stock Plan for officers of the Bank, excluding the CEO. The Compensation Committee may make discretionary grants of restricted shares of the Corporation’s common stock to officers selected to participate in the Plan. The Compensation Committee believes that these awards: 1) align the interests of the Bank’s executives and senior managers with the interests of the Corporation and its shareholders; 2) ensure that the Corporation’s compensation practices are competitive and comparable with its peers; and 3) promote retention of select management level employees. The awards are based on the performance, responsibility and contributions of the NEOs and other senior officers. Mr. Tomson recommends the number of shares to be awarded to senior officers, including the NEOs, which is subject to the approval of the Compensation Committee. The awards may not exceed 15,000 shares per year in the aggregate. 19 senior officers including Messrs. DiFabio, Krebs, Wirth and Mrs. Makowski were awarded restricted stock in 2017. These shares vest over a five-year period, lapse with termination of employment, with or without cause, and vest immediately in case of death, disability or a change of control.

Chemung Financial Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”): The Incentive Compensation Plan provides for the grant of unrestricted stock and/or cash awards to select officers and key employees designated annually in the sole discretion of the Board as a reward for attainment of annual and long-term performance goals. The maximum number of shares that can be awarded as unrestricted stock is ten thousand (10,000) per calendar year. The maximum cash bonus is $300,000 per calendar year. In 2017, the Compensation Committee approved granting an Incentive Plan award of $167,763 to the CEO. The awards were based on Mr. Tomson’s performance measured against his pre-determined individual and Bank goals to include, but not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against peers, progress in achieving long-term strategic objectives, and other qualitative information considered by the Compensation Committee. The award was paid in

January 2017: Mr. Tomson received $81,250 in cash and $86,513 in the Corporation’s common stock, which amounted to 2,380 shares. Mr. Tomson was the only executive approved by the Compensation Committee to participate in the Plan in 2017.

Retirement and Other Benefits: The Corporation sponsors the Chemung Canal Trust Company 401(k) Defined Contribution Profit Sharing, Savings and Investment Plan (the "401(k) Plan") which covers all eligible employees.  The Corporation contributes a non-discretionary 3% of gross annual wages for each participant, regardless of the participant’s deferral, in addition to a 50% match up to 6% of gross annual wages. All contributions made on or after January 1, 2017 will vest immediately, while all previous contributions continue vesting on a five-year vesting schedule. The plan's assets consist of Chemung Financial Corporation common stock, as well as other common and preferred stocks, U.S. Government securities, corporate bonds and notes, and mutual funds.  The Bank instituted a total "freeze" of the Chemung Canal Trust Company Pension Plan (the "Pension Plan") effective January 1, 2017. Messrs. DiFabio, Krebs, Tomson, Wirth and Mrs. Makowski receive a 3% non-discretionary contribution to the 401(k) Plan subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. Effective January 1, 2017, as a result of the total "freeze" of the Pension Plan, all eligible employees will participate in the 401(k) Plan subject to limitations imposed by the Code and applicable regulations.

In June 2012, the Compensation Committee adopted a Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”) to attract and retain high-quality talent. Messrs. DiFabio, Krebs, Tomson, Wirth and Mrs. Makowski are credited with an annual Bank contribution in an amount equal to 20% of their base salary until the earlier of: (i) their termination of employment for any reason; or (ii) the discontinuation of their participation in the Defined Contribution SERP. The Bank may discontinue future contributions to any participant at any time. Benefits are payable upon retirement, disability, death or a change in control. The annual Bank contribution is credited as of the last day of the applicable plan year, provided that the participant is actively employed on that date.

The NEOs are eligible for the same benefits available to all other employees of the Bank including life and health insurance, vacations, holidays, and personal and sick leave.

The Bank maintains the Chemung Canal Trust Company Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows the NEOs, and other senior officers that the Compensation Committee may approve annually, to defer amounts up to all of their compensation to be paid at a future date as elected by the officer. Although all of the NEOs are eligible to participate, Mrs. Makowski and Messrs. DiFabio and Krebs are the only NEOs who participate in this plan. The Deferred Compensation Plan is described more fully on page 23.

The NEOs are granted perquisites, which the Compensation Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people. Mr. Tomson has the use of a Bank-owned vehicle for business purposes. Mrs. Makowski and Messrs. DiFabio, Krebs and Wirth each received a car allowance during 2017.

The Bank has entered into individual change in control agreements with Mr. Tomson, Mr. DiFabio, Mr. Krebs, Mr. Wirth and Mrs. Makowski. The purpose of the change in control agreements is to retain and secure key employees and encourage their attention and dedication to their assigned duties in the event of a change in control of the Bank. Under the agreements, in the event of the executive’s involuntary termination without cause or voluntary termination for any reason within 12 months following the effective date of a change in control of the Bank, each executive would be entitled to receive a severance benefit equal to 2.0 times (or 2.99 times for Mr. Tomson) his or her highest annual compensation, including salary and bonuses, paid by the Bank to the executive for any of the two calendar years ending with the year in which the executive’s date of termination occurs. Such benefit would be payable to each executive in monthly installments for 24 months (or 36 months for Mr. Tomson), provided, however, that the benefits would be reduced to avoid an excess parachute payment under Section 280G of the Code.

COMPENSATION AND PERSONNEL COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on its review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Personnel Committee:

Stephen M. Lounsberry III, Chairman	Richard W. Swan
David J. Dalrymple	G. Thomas Tranter Jr.
Robert H. Dalrymple

TAX AND ACCOUNTING MATTERS
Section 162(m). Under Section 162(m) of the Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each executive officer listed in the summary compensation table, with the exception of the executive listed as a result of serving as the principal financial officer. Compensation that is “qualified performance-based compensation” under the Code’s definition is exempt from this limit.
The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017, significantly modified Section 162(m) of the Code. The Act eliminated the “qualified performance-based compensation” exception to the deductibility limitation under Section 162(m) for tax years commencing after December 31, 2017. The Tax Act provides “grandfathered” treatment for qualified performance-based compensation in excess of $1 million that meets the requirements of Section 162(m), is payable pursuant a written binding contract in effect as of November 2, 2017, and is not modified in any material respect. In addition, the Act expands the definition of “covered employee” to include the principal financial officer as well as any employee who has been designated a covered employee for any fiscal year beginning after December 31, 2016.

The Compensation Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Code, unless the benefit of such deductibility is considered by the Compensation Committee to be outweighed by the need for flexibility or the attainment of other objectives. As was the case prior to the enactment of the Tax Act, the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, the Compensation Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m) of the Code. Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Sections 4999 and 280G. Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Code, such excess parachute payments are also nondeductible to the Corporation. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) exceed 2.99 times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

Accounting Considerations. The Audit Committee is informed of the financial statement implications of the components of the compensation program for NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee was an officer or an employee of the Corporation or any of its subsidiaries during 2017 or any prior period. None of the Bank’s executive officers has served as a member of a compensation committee or board of directors of any entity that has an executive officer serving as a member of the Corporation’s Board or Compensation Committee.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding the NEOs and other executive officers of the Corporation and Bank.

Name	Age	Position
Anders M. Tomson	51
CEO of the Corporation and the Bank (Effective December 22, 2016); President and COO of the Bank (2015) also President of Capital Bank, a division of Chemung Canal Trust Company (2011). Mr. Tomson has been with the Bank since 2011.

Karl F. Krebs	61
Chief Financial Officer and Treasurer of the Corporation and Executive Vice President, Chief Financial Officer and Treasurer of the Bank (commencing October 16, 2013); Executive Vice President and Chief Financial Officer of Financial Institutions (2009). Mr. Krebs has been with the Bank since 2013.

Louis C. DiFabio	54
Vice President of the Corporation (2015) and Executive Vice President of the Bank responsible for Business Client Services (2015); Executive Vice President of the Bank (2011) responsible for Retail Client Services. Mr. DiFabio has been with the Bank since 1987.

Kimberly A. Hazelton	50
Executive Vice President of the Bank (2016) responsible for the Retail Client Services Group; Chief Operations Officer (2014) at Alternatives Federal Credit Union; and, Market President, Retail (2007 to 2013) at TD Bank. Mrs. Hazelton has been with the Bank since August 2016. Mrs. Hazelton is not an NEO.

Karen R. Makowski	61	Executive Vice President and Chief Risk Officer of the Bank (2011); Consultant in regulatory compliance and strategic planning (2009). Mrs. Makowski has been with the Bank since 2011.
Thomas W. Wirth	52
Executive Vice President of the Bank (2015) responsible for the Wealth Management Group; Senior Vice President of the Bank (2004) responsible for Investment Services. Mr. Wirth has been with the Bank since 1987.

EXECUTIVE COMPENSATION
The following tables summarize compensation information paid or earned by NEOs of the Corporation and the Bank for the fiscal year ended December 31, 2017, with comparative information for 2016 and 2015 relating to the summary compensation table.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Change in Pension Value (7)	All Other Compensation (8)	Total
		($)	($)		($)		($)	($)	($)
Anders M.Tomson President & Chief Executive Officer(2)	2017	375,000	100,721	(1)(6)	108,735	(4)	—	153,692	738,148
	2016	326,923	60,000	(1)	60,088	(4)	—	114,335	561,346
	2015	276,033	—	(3)	—	(3)	—	93,890	369,923
Karl F. Krebs Executive Vice President, Chief Financial Officer, and Treasurer	2017	218,797	65,340	(2)	70,709	(5)	—	91,578	446,424
	2016	212,425	55,000	(2)	49,739	(5)	—	73,679	390,843
	2015	206,238	45,000	(2)	34,698	(5)	—	69,124	355,060
Louis C. DiFabio Executive Vice President	2017	180,770	52,748	(2)	51,666	(5)	—	77,140	362,324
	2016	175,202	50,000	(2)	38,698	(3)	86,936	25,862	376,698
Karen R. Makowski Executive Vice President & Chief Risk Officer	2017	201,136	52,775	(2)	57,130	(5)	—	79,200	390,241
	2016	195,277	45,000	(2)	38,698	(5)	—	65,988	344,963
	2015	189,590	45,000	(2)	40,950	(5)	—	62,086	337,626
Thomas W. Wirth Executive Vice President	2017	175,302	45,235	(2)	48,961	(5)	—	72,412	341,910
	2016	170,196	28,638	(2)	16,580	(3)	77,569	23,170	316,153
(1) The amounts shown for bonus represents amounts paid in 2017 and 2016.
(2) The amounts shown for salary and bonus represent amounts earned in 2017, 2016, and 2015.
(3) In 2015, Mr. Tomson participated in the Incentive Compensation Plan, which paid in January of the following year rather than December.
(4) The awards to Mr. Tomson were made under the terms of the Incentive Compensation Plan. The awards are fully vested upon grant and reflect the grant date fair value of the stock on December 31 of the year earned. The stock award granted to Mr. Tomson in 2017 includes director fees in the amount of $22,222.

(5) The amounts shown for Messrs. Krebs, DiFabio, Wirth and Mrs. Makowski represent shares granted under the Restricted Stock Plan and reflect the grant date fair market value as reported in Note 13 of the Corporation’s audited consolidated financial statements contained in the Corporation’s Form 10-K for the year ended December 31, 2017. Twenty percent of the restricted stock awarded vests each year commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date. See table on page 22 captioned “Grants of Plan-Based Awards.” The amount of the awards are determined in the discretion of the Compensation Committee as discussed on page 17.

(6) $19,471 of Mr. Tomson's bonus is an additional cash bonus awarded to Mr. Tomson pursuant to a Bank-wide 5% cash bonus plan in which all non-sales employees participate. Other NEOs are not eligible to participate in this 5% cash bonus pool.

 (7)  The amounts shown represent the aggregate change, during the respective year, in the present value of the named executive officers’ accumulated pension benefit from the Pension Plan. The Board approved a total "freeze" of the Pension Plan effective January 1, 2017.

(8) The amounts shown include non-discretionary and matching contributions made by the Bank to the 401(k) Plan, dividends paid on unvested restricted stock, Defined Contribution SERP contributions, and perquisites, such as car allowance or personal portion of Bank-owned vehicles and club memberships. The NEOs participate in certain group health, life, disability and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. See table below captioned “All Other Compensation Table.”

All Other Compensation

Name	Employer Contribution to 401(k)	Dividends on Restricted Stock	Automobile Allowance/Usage	Club Memberships	Defined Contribution SERP	Total
	($)	($)	($)	($)	($)	($)
Anders M. Tomson	37,391	1,334	17,964	22,003	75,000	153,692
Karl F. Krebs	25,913	3,151	8,209	10,545	43,760	91,578
Louis C. DiFabio	21,007	3,271	7,303	9,405	36,154	77,140
Karen R. Makowski	23,659	3,335	6,718	5,261	40,227	79,200
Thomas W. Wirth	19,745	1,610	7,176	8,821	35,060	72,412

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
		(#)	($)
Anders M. Tomson	01/03/2018	462	22,222	(1)
	01/05/2017	2,380	86,513	(2)
Karl F. Krebs	12/20/2017	1,307	70,709	(3)
Louis C. DiFabio	12/20/2017	955	51,666	(3)
Karen R. Makowski	12/20/2017	1,056	57,130	(3)
Thomas W. Wirth	12/20/2017	905	48,961	(3)
(1) This grant was awarded to Mr. Tomson as part of Directors' Compensation Plan and reflects the grant date fair market value as reported in Note 13 of the Corporation’s audited consolidated financial statements contained in the Corporation’s Form 10-K for the year ended December 31, 2017.

(1) This grant was awarded to Mr. Tomson as part of a year-end bonus pursuant to the Incentive Compensation Plan and reflects the grant date fair market value as reported in Note 13 of the Corporation’s audited consolidated financial statements contained in the Corporation’s Form 10-K for the year ended December 31, 2016.

(2) These amounts represent the grant date fair market value of as reported in Note 13 of the Corporation’s audited consolidated financial statements contained in the Corporation’s Form 10-K for the year ended December 31, 2017. The stock was awarded under the Restricted Stock Plan.

Outstanding Equity Awards at December 31, 2017

Restricted Stock Awards Under the Restricted Stock Plan
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
		(#)	($)
Karl F. Krebs	12/20/2017	1,307	62,867
	12/20/2016	1,100	52,910
	12/16/2015	763	36,700
	12/17/2014	426	20,491
Louis C. DiFabio	12/20/2017	955	45,936
	12/20/2016	856	41,174
	12/16/2015	654	31,457
	12/17/2014	426	20,491
	12/20/2013	187	8,995
Karen R. Makowski	12/20/2017	1,056	50,794
	12/20/2016	856	41,174
	12/16/2015	654	31,457
	12/17/2014	426	20,491
	12/20/2013	187	8,995
Anders M. Tomson	12/17/2014	426	20,491
	12/20/2013	187	8,995
Thomas W. Wirth	12/20/2017	905	43,531
	12/20/2016	367	17,653
	12/16/2015	327	15,729
	12/17/2014	142	6,830
	12/20/2013	125	6,013
(1) Restricted stock awards vest over a five year period after the date of the grant.
(2) These amounts represent the market value of $48.10, the closing price for the Corporation's common stock on December 29, 2017.

Stock Vested During the Year Ended December 31, 2017

Name	Vested Date	All Other Stock Awards: Number of Shares of Stock	Vested Date Fair Value of Stock Awards
		(#)	($)
Karl F. Krebs	12/20/2017	274	14,823	(1)
	12/15/2017	213	11,134	(2)
	12/15/2017	254	13,277	(2)
Louis C. DiFabio	12/20/2017	187	10,117	(1)
	12/20/2017	213	11,523	(1)
	12/19/2017	158	8,549	(3)
	12/15/2017	218	11,395	(2)
	12/15/2017	213	11,134	(2)
Karen R. Makowski	12/20/2017	213	11,523	(1)
	12/20/2017	187	10,117	(1)
	12/19/2017	198	10,714	(3)
	12/15/2017	218	11,395	(2)
	12/15/2017	213	11,134	(2)
	02/06/2017	217	7,708	(4)
Anders M. Tomson	12/20/2017	187	10,117	(1)
	12/19/2017	237	12,824	(3)
	12/15/2017	213	11,134	(2)
Thomas W. Wirth	12/20/2017	125	6,763	(1)
	12/20/2017	91	4,924	(1)
	12/19/2017	158	8,549	(3)
	12/15/2017	109	5,697	(2)
	12/15/2017	71	3,711	(2)
(1) These amounts represent the market value of $54.10, the closing price for the Corporation’s common stock on the 12/20/2017 vesting date.
(2) These amounts represent the market value of $52.27, the closing price for the Corporation’s common stock on the 12/15/2017 vesting date.
(3) These amounts represent the market value of $54.11, the closing price for the Corporation’s common stock on the 12/19/2017 vesting date.
(4) This amount represents the market value of $35.52, the closing price of the Corporation's common stock on the 2/6/2017 vesting date.
Deferred Compensation Plan

The Deferred Compensation Plan allows a select group of management and employees to defer all or a portion of their annual compensation to a future date.  Eligible employees are generally highly compensated employees and are designated by the Board of Directors from time to time.  Investments in the plan are recorded as trading assets and deferred amounts are an unfunded liability of the Corporation.  The Deferred Compensation Plan requires deferral elections be made before the beginning of the calendar year during which the participant will perform the services to which the compensation relates. Participants in the Deferred Compensation Plan are required to elect a form of distribution, either lump sum payment or annual installments not to exceed ten years, and a time of distribution, either a specified age or a specified date. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the IRS Code.  The income from investments and cost of the plan are recorded as non-interest income and non-interest expenses, respectively, in the consolidated statements of income.

Pension Benefits

Tax Qualified Pension Plan: Messrs. DiFabio and Wirth are participants in the Pension Plan, a non-contributory defined benefit pension plan. The Pension Plan is a “qualified plan” under the Code and therefore must be funded. Contributions are deposited to the Plan and held in trust. The Pension Plan assets may only be used to pay retirement benefits and eligible plan expenses.

Under the Pension Plan, pension benefits are based upon final average annual compensation where the annual compensation is total base earnings paid plus salary deferrals. Bonuses, overtime, commissions and dividends are excluded. The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior ten years) times years of service (up to a maximum of 25 years), plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years), plus 0.65% of average monthly compensation in excess of covered compensation for each year of credited service up to 35 years. Covered compensation is the average of the social security taxable wage bases in effect for the 35 year period prior to normal social security retirement age. Compensation for purposes of determining benefits under the Pension Plan is reviewed annually. On September 21, 2016, the Board amended the Pension Plan to cease future benefit accruals effective January 1, 2017.

Normal retirement age under the Pension Plan is age 65. Participants may commence their retirement benefit prior to the age of 65 if they have at least five years of credited service and have attained age 55. The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit. The reduction is 6 2/3% for each year between age 60 and 65 that the benefit commences prior to the age of 65. The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

Defined Contribution Supplemental Executive Retirement Plan (the "Defined Contribution SERP"): The Defined Contribution SERP is provided to certain executives to motivate and retain key management employees by providing a non-qualified retirement benefit that is payable at retirement, disability, death and certain other events. In 2017, Messrs. DiFabio, Krebs, Tomson, Wirth and Mrs. Makowski were the only active participants.

The Defined Contribution SERP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.  The Defined Contribution SERP's expense is the Corporation’s annual contribution plus interest credits.

Pension Benefits Table

The table below sets forth the accumulated benefits to which the executives would be entitled had they terminated employment December 31, 2017 and elected to commence their benefit at the earliest age at which they would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2017. The assumed interest rate is 3.74% and the mortality assumption is based upon the IRS Static 2018 Mortality Table as specified in IRS Regulation 1.430(h)(3)-1, applied on a static basis, to the expected year of benefit commencement.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
			($)
Louis C. DiFabio	Chemung Canal Trust Company Pension Plan	27	525,680
Thomas W. Wirth	Chemung Canal Trust Company Pension Plan	30	529,932

The increase in the actuarial present value of accumulated benefits is the difference between the actuarial present value of accumulated benefits as of December 31, 2016 and December 31, 2017, taking into account the changes in the discount rate assumption, the mortality assumption, and the fact that each participant is one year closer to expected retirement. Since benefits under both pension plans were frozen at December 31, 2016, there were no increases in the accrual benefits during 2017.

Name	Plan Name	Increase in the Actuarial Present Value of the Pension Benefit as of December 31, 2017
		($)
Louis C. DiFabio	Chemung Canal Trust Company Pension Plan	47,772
Thomas W. Wirth	Chemung Canal Trust Company Pension Plan	49,551

Defined Contribution SERP Table

As previously discussed above, the Bank maintains a Defined Contribution SERP to provide additional retirement income to select, key employees. The Plan was first adopted in June 2012. The following Table sets forth the Bank contributions for 2017 on behalf of the NEOs.

Name	Registrant Contribution	Aggregate Earnings(1)	Aggregate Balance(2)
	($)	($)	($)
Anders M. Tomson	75,000	5,036	341,858
Karl F. Krebs	43,760	2,562	179,542
Louis C. DiFabio	36,154	-	36,154
Karen R. Makowski	40,227	3,678	235,135
Thomas W. Wirth	35,060	-	35,060
(1) No amounts reported in the Executive Compensation Table on page 21.
(2) Amounts reflected in the Executive Compensation Table for previous years: Mr. Tomson $122,694; Mr. Krebs $84,465; Mr. DiFabio $0; Mr. Wirth $0; and, Mrs. Makowski $78,675.

Deferred Compensation Table

As previously discussed on page 23, the Bank maintains a Deferred Compensation Plan that allows a select group of management and employees to defer all or a portion of their annual compensation to a future date.  Eligible employees are generally highly compensated employees and are designated by the Board of Directors from time to time. The following Table sets forth the contributions made by the NEOs for 2017.

Name	Year	Employee Contribution	Registrant Contribution	Aggregate Earnings(1)	Aggregate Balance(2)
		($)	($)	($)	($)
Karl F. Krebs	2017	21,880	-	5,388	116,208
Louis C. DiFabio	2017	15,996	-	5,163	157,519
Karen R. Makowski	2017	9,300	-	3,891	57,606
(1) No amounts reported in the Executive Compensation Table on page 21.
(2) Amounts reflected in the Executive Compensation Table for previous years: Mr. Krebs $43,123; Mr. DiFabio $27,256; and, Mrs. Makowski $15,753.

Potential Payments upon Termination of Employment or Change in Control

The following paragraph summarizes the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2017.

The Bank has entered into a Change of Control Agreement with Mr. Tomson, President & CEO. Following a change in control, if Mr. Tomson’s employment is terminated within twelve months or if he resigns for any reason, the agreement provides for a cash severance payment equal to 2.99 times the highest annual compensation (including only salary and bonus) paid by the Bank to the executive for any of the two calendar years ending with the year in which Mr. Tomson’s employment ended. Payments would be made in equal monthly installments for thirty-six (36) months following his effective date of termination. The amount of severance pay that Mr. Tomson would be entitled to, pursuant to the Change in Control Agreement, if termination had occurred on December 31, 2017 would be $1,770,749.

The Bank has entered into Change of Control Agreements with executive officers DiFabio, Krebs, Makowski and Wirth. Following a change in control, if the executive’s employment is terminated within twelve months or if the executive resigns for any reason, the agreements provide for payments of 2.0 times the executive’s highest annual compensation (including only salary and bonus) paid by the Bank to the executive for any of the two calendar years ending with the year in which the executive’s employment ended. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination. The amount of severance pay that each of the executive officers would be entitled to, pursuant to the Change in Control Agreements, if termination had occurred on December 31, 2017 is as follows: Mr. Krebs $920,784; Mr. DiFabio $1,176,922; Mr. Wirth $1,095,821; and, Mrs. Makowski $895,867.

The amounts above do not take into account any reductions that may be required to avoid penalties under Section 280G of the Code.

Pay Ratio Disclosure

The following is a reasonable estimate calculation, prepared in accordance with SEC rules, of the ratio of the total annual compensation paid to Mr. Tomson, our President and CEO, to the median of the total annual compensation of all of our employees, except Mr. Tomson for 2017.

Our median employee for this calculation was determined using wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for all of our active employees, excluding Mr. Tomson as of December 31, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the data used in the calculation only for our full-time employees who were hired during 2017.

After identifying the median employee as described above, we determined that the median employee had a total annual compensation of $41,402 for 2017, which was determined using the same methodology as required by the SEC for named executive officers as set forth in the summary compensation table on page 21. The total annual compensation for Mr. Tomson for the same period shown in the summary compensation table was $738,148. The ratio of Mr. Tomson’s total annual compensation for 2017 to the median total annual compensation of all other employees for 2017 was 18:1.

RELATED MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires directors and certain officers of the Bank and persons who beneficially own more than ten percent of the outstanding shares of the Corporation’s common stock to file reports of beneficial ownership and changes of beneficial ownership of shares of common stock of the Corporation with the SEC. SEC regulations require such persons to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to the Corporation and its representatives and certain representations that no other reports were required, subject to the SEC reporting requirements, all persons except Mr. Swan and Mrs. Hazelton who each had one late report with one transaction, filed the required reports on a timely basis.
Transactions With Certain Related Persons
Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations.
The aggregate outstanding amount of our loans to our executive officers, directors and their related parties was $39.2 million at December 31, 2017. At December 31, 2017, all of our loans to directors, executive officers and their related parties were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2017, and were made in compliance with federal banking regulations.
Additionally, any transactions that would be required to be reported must be reviewed by our Audit Committee or another independent body of the Board of Directors. Any transaction with a director is reviewed by and subject to approval of the members of the Board of Directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to us from an unrelated third party through an arms-length transaction.

Director Becker is a managing member of Two Slingerlands Associates LLC (“Slingerlands”) from which the Bank leases its branch located at 1365 New Scotland Road, Slingerlands, New York, under a lease agreement through August 2019 with monthly rent expense totaling $4,000 per month. Annual rent paid to Slingerlands totaled $51,000 for the year ended December 31, 2017. The rent owed to Slingerlands over the remaining term of the lease is $80,000.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for senior financial officers, which applies to the Bank's Chief Executive Officer, the Chief Auditor and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both codes can be viewed on the Bank’s website at:

•	http://www.snl.com/IRW/govdocs/100690

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Corporation’s Audit Committee assists the Board in fulfilling its oversight responsibilities for the integrity of the Corporation’s financial statements, systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the independent auditor’s qualifications, independence and performance, as well as the performance of its internal audit function. The members of the Audit Committee meet the independence requirements of applicable laws and rules as determined by the Board. Five meetings of the Audit Committee were held during 2017. The charter was approved in February 2018 and can be viewed on the Bank’s website at http://www.snl.com/irweblinkx/govdocs.aspx?iid=100690.

On March 7, 2018, the Audit Committee appointed the independent registered public accounting firm, Crowe Horwath LLP, as the Corporation’s independent auditors for the fiscal year ending December 31, 2018.

The Audit Committee has reviewed and discussed with management and with Crowe Horwath LLP, the Corporation’s audited consolidated financial statements for the year ended December 31, 2017. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and, received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence from us. The Audit Committee also discussed the quality and adequacy of the Corporation’s internal controls with management and the independent auditors. In addition, the Audit Committee also reviewed with Crowe Horwath LLP their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Crowe Horwath LLP all communications required by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and has discussed and reviewed the results of their examination of the financial statements.

Based upon the above-mentioned reviews and discussions with management and Crowe Horwath, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission.

The Audit Committee:

Kevin B. Tully, Chairman	G. Thomas Tranter Jr
David J. Dalrymple	Larry H. Becker
John F. Potter	Thomas R. Tyrrell

Fees Paid to Independent Registered Public Accounting Firm
Fees billed by Crowe Horwath LLP relating to the years ending in 2016 and 2017 are provided in the following table. All services provided by Crowe Horwath in 2016 and 2017 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,
	2017	2016
Audit Fees	$275,000	$256,000
Audit-Related Fees	7,500	40,000
Captive Insurance Subsidiary Fees	18,000	130,000
All Other Fees	—	—
Total Fees	$300,500	$426,000

The audit fees were for professional services rendered for the audit of the Corporation’s annual financial statements, management’s report on internal control over financial reporting and review of financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, and services that are normally provided by Crowe Horwath LLP in connection with statutory and regulatory filings or engagements.

The $7,500 in Audit-Related Fees for 2017 consisted of an additional billing for the integrated audit of the consolidated 2016 financial statements. The $40,000 in Audit Related Fees for 2016 consisted of an additional billing of $30,000 for the integrated audit of the consolidated 2015 financial statements and internal controls over financial reporting, and $10,000 for procedures related to the June 30, 2016 10-Q filing.

The Captive Insurance Subsidiary Fees for 2017 were for audit and tax services. The Captive Insurance Subsidiary Fees for 2016 were for the costs related to the preparation of a feasibility analysis and the implementation of Chemung Risk Management, Inc.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves the audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. Crowe Horwath LLP and management periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Audit Committee Chair or a delegated sub-committee is authorized to pre-approve such services provided that such pre-approval is ratified by the Audit Committee at its next regularly scheduled meeting.

Proposal 3:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Although shareholder approval of the appointment of Crowe Horwath LLP is not required, the Board believes that it is important to give shareholders an opportunity to ratify this selection. If it is not ratified, the Audit Committee will consider the shareholders’ views in future selections of the Corporation’s independent auditors.

    A representative of Crowe Horwath LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

SHAREHOLDER PROPOSALS AT THE ANNUAL MEETING IN THE YEAR 2019

The Corporation’s Board will establish the date for the 2019 Annual Meeting of Shareholders. Under SEC regulations, in order for a shareholder to be entitled to have a shareholder proposal included in the Corporation’s proxy statement for the 2019 meeting, the shareholder must be a record or beneficial owner of a least 1% or $2,000 in market value of shares entitled to be voted at the meeting, and shall have held such shares for at least one year and shall continue to own such shares through the date on which the meeting is held. The shareholder's proposal must be received by the Corporate Secretary of Chemung Financial Corporation at its principal executive offices, One Chemung Canal Plaza, Elmira, New York 14901, no later than November 30, 2018, which is 120 days prior to the date the proxy statement for the 2019 Annual Meeting will be first mailed. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Note that this requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to present a proposal for a vote at any annual meeting pursuant to the Corporation’s Bylaws.

GENERAL

The Corporation’s 2017 Annual Report to Shareholders on Form 10-K, together with an abbreviated report for the twelve-month period accompanies this Proxy Statement, which was mailed to shareholders on or about March 30, 2018. The annual report is not part of the proxy solicitation materials. The Annual Report on Form 10-K is also available on the Bank’s website, http://www.snl.com/IRW/Docs/100690 and will be furnished to any shareholder upon written request to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901.

OTHER MATTERS

The Board is not aware of any other matters to be brought before the Annual Meeting other than as specified above. If, however, any other matters should come before the 2018 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors
Kathleen S. McKillip
Secretary

Date:    March 30, 2018
One Chemung Canal Plaza
Elmira, New York 14901

CHEMUNG FINANCIAL CORPORATION
Annual Meeting of Shareholders – May 10, 2018
This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Karl F. Krebs and Thomas J. Whitaker as proxies, with power to act without the other and with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on the items on the reverse side, and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Chemung Financial Corporation held on record by the undersigned on March 12, 2018, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Corporation to be held May 10, 2018 or any adjournment thereof.

(Continued and to be marked, signed and dated on reverse side)
__________________________________________________________________

ANNUAL MEETING OF SHAREHOLDERS OF
CHEMUNG FINANCIAL CORPORATION
MAY 10, 2018

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your Proxy Card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your Proxy Card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/01079

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 4, AND FOR THE OPTION OF AN ANNUAL VOTE AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION IN PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: ☐ For all Nominees ☐ Withhold Authority For All Nominees ☐ For All Except (see instructions below)	NOMINEES: Three-Year Term: m David J. Dalrymple m Denise V. Gonick m Kevin B. Tully m Thomas R. Tyrrell One-Year Term: m Larry H. Becker m David M. Buicko m Jeffrey B. Streeter
2. To approve, on a non-binding, advisory basis,
 the compensation of the Named Executive
 Officers of the Company (“Say-on-Pay”).

3. To vote on a non-binding, advisory basis, on the frequency of the Say-when-on-Pay vote.

4. To ratify the appointment of Crowe Horwath
LLP as the Company’s independent registered
public accounting firm for the fiscal year ending
December 31, 2018.

FOR AGAINST ABSTAIN ☐ ☐ ☐ Every Every Every Two Three Year Year Years ABSTAIN ☐ ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
This proxy will, when properly executed, be voted as directed by the shareholder.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR" the election of the nominees in Proposal 1, "FOR" Proposals 2 and 4, and "EVERY YEAR" for Proposal 3.

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date	Signature of Shareholder	Date
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.